                                                                   Exhibit 99(a)



Press Contacts:  Janet Skidmore          Investor Contact:  Mark Stejbach
                 908-423-3046                               908-423-5185

                 Chris Loder
                 908-423-3786


                MERCK ANNOUNCES FOURTH-QUARTER 2002 EARNINGS PER
              SHARE (EPS) OF 83 CENTS, FULL-YEAR 2002 EPS OF $3.14

-     FIVE LARGEST PRODUCTS ACHIEVE SALES GROWTH OF 14% FOR 2002

- MERCK/SCHERING-PLOUGH PHARMACEUTICALS LAUNCHES ZETIA, FIRST IN A NEW CLASS TO TREAT CHOLESTEROL IN 15 YEARS

-     FDA APPROVES SINGULAIR FOR TREATMENT OF SEASONAL ALLERGIC RHINITIS


WHITEHOUSE STATION, N.J., Jan. 28, 2003 - Merck & Co., Inc. today announced that earnings per share (EPS) for 2002 were $3.14, at the same level as 2001. Consolidated net income was $7,149.5 million, compared to $7,281.8 million in 2001. Consolidated sales grew 9% to $51.8 billion for the year.

      For the fourth quarter of 2002, earnings per share were $0.83, compared to $0.81 for the fourth quarter of 2001. Consolidated net income for the fourth quarter was $1,889.8 million, compared to $1,860.9 million for the same period in 2001. Consolidated sales grew 11% in the fourth quarter of 2002 to $13.9 billion.

      "Our large in-line franchises are either No. 1 or No. 2 in worldwide sales in their class," said Merck Chairman, President and Chief Executive Officer Raymond V. Gilmartin. "Together, these products will drive growth in 2003. Moving forward, we are broadening our portfolio of medicines by expanding our current franchises and moving into new therapeutic categories."

      Merck's five largest-selling products - ZOCOR, FOSAMAX, COZAAR and HYZAAR*, SINGULAIR and VIOXX - collectively had increased sales of 18% for the fourth quarter of 2002 and drove Merck's human health sales performance. Overall, Merck's human health sales in its core pharmaceuticals business increased 8% and 1% for the fourth quarter and full-year 2002, respectively, including a 1% benefit from foreign exchange for the fourth quarter. Foreign exchange had essentially no effect on full-year sales. The human health sales performance reflects the impact of patent expiry products, including VASOTEC, VASERETIC, PEPCID, MEVACOR, PRINIVIL and PRINZIDE, which represent 4% of pharmaceutical net sales in the

                                    - more -
*COZAAR and HYZAAR are registered trademarks of E.I. DuPont de Nemours &
 Company, Wilmington, DE, USA
fourth quarter 2002. Sales outside of the United States accounted for 39% of the company's full-year 2002 human health sales. Merck's consolidated sales growth also reflected the impact of Medco Health Solutions, Inc.'s sales, which increased this quarter by 13% over the fourth quarter of 2001 and 14% over the full year of 2001.

      Marketing and Administrative expenses increased 8% for the quarter and decreased 1% for the full year of 2002. The increase for the quarter reflects the impact of launch costs in support of new product introductions and new indications, and sales force expansion throughout the year. The decrease for the full year of 2002 includes savings from operational efficiency and work redesign initiatives, which reduced the company's overall cost structure. Research and Development expenses were $2.7 billion for 2002, a 9% increase for the year, reflecting the company's ongoing commitment to scientific innovation.

STUDIES, COLLABORATIONS BOLSTER MERCK'S IN-LINE FRANCHISES

      Merck's large in-line franchises continue to demonstrate clear and consistent clinical benefits to patients, physicians and payors. "Because these medicines represent true advances in patient care, they expand our market potential, strengthen our competitive advantage and achieve favorable formulary positions," Mr. Gilmartin said.

      ZOCOR, Merck's cholesterol-modifying medicine, continued its solid performance with worldwide sales of $5.6 billion in 2002, a 6% increase over 2001. Fourth quarter 2002 sales were $1.7 billion. ZOCOR continues to remain a therapy of choice for many physicians because of its proven ability in clinical trials to act favorably on all three key lipid parameters - LDL-C, HDL-C and triglycerides. Clinical trials have demonstrated that ZOCOR has a well-established safety and tolerability profile.

      Results from the landmark Heart Protection Study (HPS), the largest-ever study using a cholesterol-modifying medicine, showed that ZOCOR 40 mg is the first and only cholesterol-lowering medicine proven to save lives by reducing the risk of heart attack and stroke in a broad range of high-risk patients, including people with heart disease and people with diabetes, regardless of their cholesterol levels. A supplemental New Drug Application (sNDA) was filed in the third quarter 2002 with the U.S. Food and Drug Administration (FDA) to incorporate data from HPS into the U.S. label for ZOCOR.

      Global sales of FOSAMAX, the leading product worldwide for the treatment of postmenopausal, male and glucocorticoid-induced osteoporosis, were strong in the fourth quarter of 2002, reaching $695 million. Global sales for the full year of 2002 were $2.2 billion,

                                    - more -
an increase of 38% over 2001. FOSAMAX Once Weekly has been launched in more than 70 markets worldwide and continues to drive growth in the large, undertreated osteoporosis market around the world. Of the more than 50 million postmenopausal women with osteoporosis worldwide, less than 25 percent are currently diagnosed and treated.

      On Jan. 21, the High Court of Justice for England and Wales held that two Merck patents protecting FOSAMAX are invalid in the United Kingdom. The company is proceeding with an appeal of this decision.

      Sales of COZAAR and HYZAAR worldwide were strong in the fourth quarter, reaching $685 million. Full-year global sales were $2.2 billion, a 21% increase over 2001. COZAAR and HYZAAR remain the most prescribed angiotensin II antagonists (AIIAs) worldwide for the treatment of hypertension. COZAAR is experiencing new growth in many major markets outside the United States based on the results of the Losartan Intervention for Endpoint Reduction in Hypertension
(LIFE) Study, which found that COZAAR significantly reduced the combined risk of cardiovascular morbidity and mortality, most notably stroke, in patients with hypertension and left ventricular hypertrophy (LVH), compared to the beta-blocker atenolol.

      In additional analyses of the LIFE study, investigators examined whether the results of the LIFE study varied according to any of 23 pre-specified, baseline characteristics of patients in the study, such as gender, age, ethnicity and disease history. The results of the primary endpoint were consistent across 22 of the 23 study subgroups examined. However, in an analysis of the treatment effect by ethnicity, black patients treated with atenolol were at lower risk of experiencing cardiovascular death, heart attack and stroke compared to patients treated with COZAAR, even though both drugs lowered blood pressure to a similar degree.

      On Jan. 6, an FDA advisory committee recommended approval of a new indication for COZAAR based on data from the LIFE study, which included a significant reduction in the risk of stroke in hypertensive patients with LVH. The advisory committee's recommendation is not binding on the FDA, which is reviewing the company's application.

      SINGULAIR, Merck's once-a-day leukotriene receptor antagonist, continued its strong performance as an asthma controller for the fourth quarter of 2002, with global sales of $510 million. Total 2002 sales were $1.5 billion, an increase of 19% over 2001. SINGULAIR is the No. 1 prescribed asthma controller among allergists and pediatricians in the United States, and since its launch in 1998, more than 40 million prescriptions of SINGULAIR have been dispensed to patients.

      On Dec. 31, the FDA approved SINGULAIR for the relief of symptoms of seasonal allergic rhinitis (also known as hay fever) in adults and children as young as 2 years of age.

                                    - more -

Most currently available oral allergy medications work by blocking histamine, one of several causes of allergy symptoms. SINGULAIR is a new and different way to treat seasonal allergies because it blocks leukotrienes instead of blocking histamine. A convenient once-a-day tablet, SINGULAIR helps relieve a broad range of seasonal allergy symptoms for 24 hours.

      VIOXX, Merck's once-a-day coxib, remains the largest and most prescribed arthritis pain medication across many markets worldwide, including Europe, Canada and Latin America. For the year, VIOXX sales grew 8% over 2001 achieving $2.5 billion in sales, with $385 million in the fourth quarter.

      New data released in October with respect to VIOXX underscores the proven gastrointestinal (GI) safety profile of VIOXX. An analysis combining data from 20 clinical trials of more than 17,000 arthritis patients presented at the American College of Rheumatology meeting showed that VIOXX significantly reduced by 62 percent the incidence of confirmed upper-GI perforations, ulcers and bleeds compared to four widely used non-selective non-steroidal anti-inflammatory drugs (NSAIDs). The analysis is consistent with the significant reduction of clinically important GI events vs. naproxen seen in the landmark 8,000-patient VIOXX Gastrointestinal Outcomes Research (VIGOR) study.

      In late October the FDA approved ZETIA, from Merck/Schering-Plough Pharmaceuticals, the first in a new class of cholesterol-lowering agents that inhibits the intestinal absorption of cholesterol. The once-daily tablet of ZETIA 10 mg was approved for use either alone or together with a statin to reduce LDL cholesterol and total cholesterol in patients with high cholesterol. In clinical trials, ZETIA showed significant additional reductions in LDL cholesterol when added to any dose of any statin, and was generally well tolerated with an overall side effect profile similar to statin alone. Initial launch performance in the United States has been strong with more than 100,000 prescriptions written, and worldwide sales for 2002 were $25 million.

RESULTS OF STUDIES OF ARCOXIA, HPV VACCINE AND EMEND PRESENTED

      Merck's new coxib, ARCOXIA, was launched in 19 countries in 2002, including several in Europe, Latin America and the Asia-Pacific region. ARCOXIA has been studied in a broad range of indications, including osteoarthritis, adult rheumatoid arthritis, chronic pain, acute pain, dysmenorrhea (menstrual pain) and acute gouty arthritis.

      The results of several clinical studies of ARCOXIA were presented during the fourth quarter. In an investigational study released in October at the American College of Rheumatology, ARCOXIA 90 mg and 120 mg once daily showed positive results compared to

                                    - more -
placebo in treating ankylosing spondylitis, a highly inflammatory and painful disease. In a post-hoc analysis of data from that study, ARCOXIA once daily provided improved pain relief compared to naproxen 500 mg twice daily at six weeks. In December, results from the second of two studies of patients with acute gouty arthritis showed ARCOXIA 120 mg once daily provided a comparable degree of pain relief as indomethacin (50 mg three times daily). The results were presented at the 10th Asian Pacific League Against Rheumatism Congress in Bangkok.

      Two investigational drug candidates, a Human Papillomavirus (HPV) vaccine and EMEND, achieved significant milestones in the fourth quarter of 2002. In a proof-of-principle study published in the Nov. 21 edition of The New England Journal of Medicine, an analysis of two years' data showed that Merck's HPV vaccine reduced the incidence of one type of HPV (HPV 16) infection in 100 percent of women who had not been previously infected with HPV 16. The study will continue until all subjects have been followed for a total of four years. Currently, studies are underway to evaluate Merck's investigational multivalent vaccine that is targeted against four common types of HPV -- types 16, 18, 6 and 11.

      On Dec. 6, the FDA assigned priority review status to the company's NDA for EMEND, an investigational neurokinin-1 (NK-1) receptor antagonist studied in combination with other anti-emetic agents for the treatment of chemotherapy-induced nausea and vomiting (CINV).

MEDCO HEALTH DELIVERS STRONG RESULTS

      Medco Health continued to deliver strong sales growth in 2002. Net revenues, reported on a stand-alone basis, reached $33.0 billion, a 13% increase over 2001 as Medco Health managed 549 million prescriptions during the year. In the fourth quarter, net revenues - reported on a stand-alone basis - were $8.5 billion, an 11% increase over the fourth quarter of 2001, and total prescriptions reached 138 million.

      Medco Health's home delivery service, which is the largest in the pharmacy benefit management (PBM) industry, continued to expand throughout 2002. Home delivery prescriptions for the year grew to 82 million in 2002, and now represent 15 percent of Medco Health's total prescription volume. Medco Health's home delivery service managed 21 million prescriptions in the fourth quarter. In 2002, Medco Health experienced a 51 percent increase over 2001 in the number of prescriptions processed through its member website (www.medcohealth.com).

      Merck remains fully committed to the establishment of Medco Health as a separate, publicly traded company and intends to complete the separation in mid-2003, subject to market

                                    - more -
conditions. Supplemental disclosures for Merck's core pharmaceuticals business on a stand-alone basis (excluding the results of Medco Health's operations) and for Medco Health on a stand-alone basis are on pages 12-15 of this release.

      For 2003, Merck expects full-year consolidated earnings per share (EPS) of $3.40 to $3.47. The company expects a generally consistent pattern of quarterly growth in 2003, with a slightly lower growth rate in the first quarter. The full-year guidance reflects the company's continued expectation for double digit EPS growth in the core pharmaceutical business on a stand-alone basis and includes a full year of net income from Medco Health. However, the company's intention to separate the Medco Health business in mid-2003, subject to market conditions, remains unchanged. For the period prior to the separation, Merck will continue its practice, begun in 2002, of providing additional disclosure detailing the results of both its core pharmaceuticals business and its Medco Health business on a stand-alone basis. After the separation has occurred, Medco Health's historical results up through the separation date will be presented in the company's consolidated financial statements as Discontinued Operations, and Merck will adjust its 2003 consolidated earnings expectations to reflect the separation, as appropriate. Please see pages 8-9 of this news release for a breakdown of Merck's full-year 2003 financial guidance.

      Investors are invited to listen to a live webcast of Merck's fourth-quarter earnings conference call today at 9 a.m., EST, by visiting Merck's corporate website at www.merck.com. The call will be available for replay on the Merck website until 5 p.m. EST on Feb. 4, 2003.

ABOUT MERCK

      Merck & Co., Inc. is a leading research-driven pharmaceutical products and services company. Merck discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health, directly and through its joint ventures.

ABOUT MEDCO HEALTH SOLUTIONS, INC.

      Medco Health Solutions, Inc. (www.medcohealth.com) is the nation's leading provider of prescription healthcare services, based on the more than $33 billion in drug spend the company managed for clients in 2002. Formerly known as Merck-Medco, Medco Health is a wholly owned and independently managed subsidiary of Merck & Co., Inc., and assists its clients to moderate the cost and enhance the quality of prescription drug benefits provided to 64 million Americans nationwide.

                                    - more -

      This press release, including the financial information that follows, contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in Item 1 of our Form 10-K for the year ended Dec. 31, 2001, and in our periodic reports on Form 10-Q and Form 8-K (if any) which we incorporate by reference.

                                      # # #

                            MERCK FINANCIAL GUIDANCE
                                    FOR 2003

Worldwide (WW) net sales will be driven by the company's major inline products, including the impact of new studies and indications. Sales forecasts for those products for 2003 are as follows:

                                                                          WORLDWIDE
    PRODUCT                   THERAPEUTIC CATEGORY                      2003 NET SALES
    -------                   --------------------                      --------------------
    ZOCOR                     Cholesterol modifying                     $5.6 to $5.9 billion
    Coxibs                    Arthritis and Pain                        $2.6 to $2.8 billion
    (VIOXX and ARCOXIA)
    FOSAMAX                   Osteoporosis                              $2.6 to $2.8 billion
    COZAAR/ HYZAAR            Hypertension                              $2.4 to $2.6 billion
    SINGULAIR                 Asthma and Seasonal Allergic Rhinitis     $2.0 to $2.3 billion

- Under an agreement with AstraZeneca (AZN), Merck receives supply payments at predetermined rates on the U.S. sales of certain products by AZN, most notably PRILOSEC and NEXIUM. Merck anticipates that the total supply payments that the company receives from AZN will decline in 2003 at a mid-single digit percentage rate.

- The income contribution related to the Merck and Schering-Plough collaboration will be negative in 2003. This reflects that sales of ezetimibe will be more than offset by launch expenses for the product and ongoing joint venture R&D spending. The results of the Merck and Schering-Plough collaboration are combined with the results of Merck's other joint venture relationships and reported, in the aggregate, as Equity Income from Affiliates.

- Merck continues to expect that manufacturing productivity will offset inflation on product cost in the core pharmaceuticals business.

- Research and Development expense (which excludes joint ventures) is estimated to grow 10 percent to 12 percent over the full-year 2002 expense.

- Consolidated Marketing and Administrative expense for 2003 is estimated to grow at a mid-single digit percentage rate over the full-year 2002 expense.

- The consolidated 2003 tax rate is estimated to be approximately 29.5 percent to 30.5 percent.

- Merck plans to continue its stock buyback program during 2003. As of Dec. 31, 2002, $11.6 billion remains under the current buyback authorizations approved by Merck's Board of Directors.

- Medco Health net income on a stand-alone basis is estimated to grow 20 percent to 25 percent for full-year 2003.



                                    - more -

      Given these guidance elements, Merck & Co., Inc. anticipates full-year 2003 consolidated earnings per share (EPS) of $3.40 to $3.47. The company expects a generally consistent pattern of quarterly growth in 2003, with a slightly lower growth rate in the first quarter. The full-year guidance reflects the company's continued expectation for double digit EPS growth in the core pharmaceuticals business on a stand-alone basis and includes a full year of net income from Medco Health Solutions, Inc. However, the company's intention to separate the Medco Health business in mid-2003, subject to market conditions, remains unchanged. For the period prior to the separation, Merck will continue its practice, begun in 2002, of providing additional disclosure detailing the results of both its core pharmaceuticals business and its Medco Health business on a stand-alone basis. After the separation has occurred, Medco Health's historical results up through the separation date will be presented in the company's consolidated financial statements as Discontinued Operations, and Merck will adjust its 2003 consolidated earnings expectations to reflect the separation, as appropriate.

      This document contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in Item 1 of our Form 10-K for the year ended Dec. 31, 2001, and in our periodic reports on Form 10-Q and Form 8-K (if any) which we incorporate by reference.

                                      # # #

The following tables show the financial results for Merck & Co., Inc. and subsidiaries for the quarter and twelve months ended Dec. 31, 2002, compared with the corresponding periods of the prior year.

                                   (In Millions Except Earnings per Common Share)
                                           Quarter Ended December 31
                                   ----------------------------------------------
                                                                     %
                                       2002            2001       Change
                                    ----------      ----------    -------
Sales                               $ 13,918.4      $ 12,558.0      11%

Costs, Expenses and Other
Materials and production               8,700.1         7,642.4      14*
Marketing and administrative           1,681.5         1,555.4       8
Research and development                 838.8           716.4      17
Equity income from affiliates            (94.0)         (128.2)     -27
Other (income) expense, net               92.2           113.5      -19

Income Before Taxes                    2,699.8         2,658.5       2

Taxes on Income                          810.0           797.6

Net Income                             1,889.8         1,860.9       2

Basic Earnings per Common Share         $ 0.84          $ 0.82       2

Earnings per Common Share
Assuming Dilution                       $ 0.83          $ 0.81       2

Average Shares Outstanding             2,245.5         2,274.0

Average Shares Outstanding
Assuming Dilution                      2,264.1         2,301.0





*The increase in materials and production costs for the three months ended Dec. 31, 2002, is primarily driven by growth in the Medco Health business.


                                    - more -

                                  (In Millions Except Earnings per Common Share)
                                             12 Months Ended December 31
                                  ----------------------------------------------
                                                                       %
                                       2002            2001          Change
                                    ----------      ----------       ------
Sales                               $ 51,790.3      $ 47,715.7         9%

Costs, Expenses and Other
Materials and production              33,053.6        28,976.5        14*
Marketing and administrative           6,186.8         6,224.4        -1
Research and development               2,677.2         2,456.4         9
Equity income from affiliates           (644.7)         (685.9)       -6
Other (income) expense, net              303.8           341.7       -11

Income Before Taxes                   10,213.6        10,402.6        -2

Taxes on Income                        3,064.1         3,120.8

Net Income                             7,149.5         7,281.8        -2

Basic Earnings per Common Share         $ 3.17          $ 3.18        --

Earnings per Common Share
Assuming Dilution                       $ 3.14          $ 3.14        --

Average Shares Outstanding             2,257.5         2,288.3

Average Shares Outstanding
Assuming Dilution                      2,277.0         2,322.3

*The increase in materials and production costs for the twelve months ended Dec. 31, 2002, is primarily driven by growth in the Medco Health business.

                                    - more -

SUPPLEMENTAL DISCLOSURE

The following tables reflect the core pharmaceuticals business stand-alone operating results of Merck & Co., Inc. ("Merck") excluding Medco Health Solutions, Inc. ("Medco Health"), and the stand-alone operating results of Medco Health. The combination of the historical stand-alone operating results of Merck and Medco Health will not equal Merck's consolidated operating results. Certain consolidating adjustments are necessary in the preparation of such consolidated operating results, associated primarily with sales of Merck products by Medco Health and related rebates received by Medco Health from Merck.


                                           Merck & Co., Inc.
                                     Core Pharmaceuticals Business
                                         On a Stand-alone Basis
                                              (In Millions)
                                        Quarter Ended December 31
                                  ---------------------------------
                                                               %
                                    2002          2001       Change
                                  --------      --------     ------
Sales                             $6,057.7      $5,571.6       9%

Costs, Expenses and Other
Materials and production           1,125.7         958.7      17
Marketing and administrative       1,538.4       1,421.1       8
Research and development             838.8         716.4      17
Equity income from affiliates        (94.0)       (128.2)     -27
Other (income) expense, net           70.3          66.6       6

Income Before Taxes                2,578.5       2,537.0       2

Taxes on Income                      763.3         738.3

Net Income                         1,815.2       1,798.7       1


                                    - more -

                                            Merck & Co., Inc.
                                      Core Pharmaceuticals Business
                                          On a Stand-alone Basis
                                               (In Millions)
                                       12 Months Ended December 31
                                  ----------------------------------
                                                                %
                                    2002           2001       Change
                                  ---------      ---------    ------
Sales                             $21,445.8      $21,199.0       1%

Costs, Expenses and Other
Materials and production            3,907.1        3,624.8       8
Marketing and administrative        5,652.2        5,700.6      -1
Research and development            2,677.2        2,456.4       9
Equity income from affiliates        (644.7)        (685.9)     -6
Other (income) expense, net           202.3          155.0      31

Income Before Taxes                 9,651.7        9,948.1      -3

Taxes on Income                     2,856.9        2,894.9

Net Income                          6,794.8        7,053.2      -4

                                    - more -

                                               Medco Health Solutions, Inc.
                                                 On a Stand-alone Basis
                                                     (In Millions)
                                              Fiscal Quarter Ended December 28
                                             ---------------------------------

                                              Dec. 28      Dec. 29        %
                                               2002         2001        Change
                                             --------      --------     ------
Product net revenues                         $8,440.6      $7,579.8      11%
Service revenues                                 99.0          95.3       4
                                             --------      --------
   Total net revenues                         8,539.6       7,675.1      11

Cost of operations
   Cost of product net revenues               8,132.8       7,295.6      11
   Cost of service revenues                      46.2          46.7      -1
                                             --------      --------
      Total cost of revenues                  8,179.0       7,342.3      11
   Selling, general and
      administrative expenses                   156.9         146.5       7
   Amortization of goodwill                        --          26.7       *
   Amortization of intangibles                   21.2          21.2      --
   Other (income) expense, net                   (0.5)         (1.0)     50
                                             --------      --------
         Total cost of operations             8,356.6       7,535.7      11

Income before provision for income taxes        183.0         139.4      31

Provision for income taxes                       75.8          70.4

Net income                                      107.2          69.0      55

   Note 1: Included in product net revenues and cost of product net revenues are retail co-payments of approximately $1,652.4 million and $1,455.4 million for the fourth quarter of 2002 and 2001, respectively. The retail co-payments are recorded as revenue because under Medco Health's contracts with its clients and affiliated retail pharmacies, Medco Health is principally responsible for managing the entire drug transaction, including the co-payment. It is also important to note that for each co-payment included in Medco Health's revenues there is a corresponding offset as a cost of revenues, so net income is not affected by this accounting.

   Note 2: Included in cost of operations is depreciation of $55.6 million and $32.5 million for the fourth quarter of 2002 and 2001, respectively.

                                    - more -

                                                Medco Health Solutions, Inc.
                                                   On a Stand-alone Basis
                                                       (In Millions)
                                             Fiscal 12 Months Ended December 28
                                             ----------------------------------

                                              Dec. 28       Dec. 29        %
                                               2002          2001        Change
                                             ---------     ---------     ------
Product net revenues                         $32,573.0     $28,709.3      13%
Service revenues                                 385.5         361.3       7
                                             ---------     ---------
   Total net revenues                         32,958.5      29,070.6      13

Cost of operations
   Cost of product net revenues               31,483.9      27,601.1      14
   Cost of service revenues                      173.8         185.6      -6
                                             ---------     ---------
      Total cost of revenues                  31,657.7      27,786.7      14
   Selling, general and
      administrative expenses                    587.7         578.4       2
   Amortization of goodwill                         --         106.9       *
   Amortization of intangibles                    84.9          84.9      --
   Other (income) expense, net                     7.9          (4.6)      *
                                             ---------     ---------
         Total cost of operations             32,338.2      28,552.3      13

Income before provision for income taxes         620.3         518.3      20

Provision for income taxes                       258.7         261.7

Net income                                       361.6         256.6      41

   Note 1: Included in product net revenues and cost of product net revenues are retail co-payments of approximately $6,456.8 million and $5,537.5 million for 2002 and 2001, respectively. The retail co-payments are recorded as revenue because under Medco Health's contracts with its clients and affiliated retail pharmacies, Medco Health is principally responsible for managing the entire drug transaction, including the co-payment. It is also important to note that for each co-payment included in Medco Health's revenues there is a corresponding offset as a cost of revenues, so net income is not affected by this accounting.

   Note 2: Included in cost of operations is depreciation of $172.5 million and $131.1 million for 2002 and 2001, respectively.

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